Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Biostage, Inc. of our report dated April 13, 2021, relating to the consolidated financial statements of Biostage, Inc. and its subsidiaries as of December 31, 2020 and the year then ended, appearing in the Annual Report on Form 10-K of Biostage, Inc. for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

June 21, 2022